Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Digital Realty Trust, Inc. dated November 14, 2005 of our report dated March 18, 2005, with respect to the consolidated balance sheet of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2004 and the combined balance sheet of Digital Realty Trust, Inc. Predecessor as of December 31, 2003, and the related consolidated statements of operations, and stockholders’ equity and comprehensive income (loss) of Digital Realty Trust, Inc. and subsidiaries for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the related combined statements of operations, and owners’ equity of Digital Realty Trust, Inc. Predecessor for the period from January 1, 2004 through November 2, 2004, and the years ended December 31, 2003 and 2002, the related consolidated and combined statements of cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, and the related combined statements of cash flows of Digital Realty Trust, Inc. Predecessor for the years ended December 31, 2003 and 2002 and related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of Digital Realty Trust, Inc. and to the reference to our firm under the heading “Experts” in the registration statement and related prospectus.

Los Angeles, California

November 11, 2005